Exhibit 3.1

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
ANGELICA CORPORATION

FIRST.                                              The name of the Corporation is:

Angelica Corporation

SECOND.                               The address, including street and number, of its registered office in the State of Missouri is 120 South Central Avenue, Clayton, Missouri 63105, and the name of its registered agent at such address is CT Corporation System.

THIRD.                                          The purpose for which the Corporation is formed is to engage in any lawful business for which corporations may be organized under The General and Business Corporation Law of Missouri.

FOURTH.

(a)                                        The aggregate number of shares which the Corporation shall have authority to issue shall be 10,000,000 shares of common stock, of the par value of $0.01 per share.

(b)                                       No holder of any shares of stock or any other securities of the Corporation shall be entitled as such, as a matter of right, to subscribe for or purchase any shares of stock of the Corporation of any class, whether now or hereafter authorized or whether issued for cash, property or services or as a dividend or otherwise, or to subscribe for or purchase any obligations, bonds, notes, debentures, other securities or stock convertible into shares of stock of the Corporation of any class or carrying or evidencing any right to purchase shares of stock of any class.

(c)                                        Section 351.459 (as amended from time to time) of The General and Business Corporation Law of Missouri shall not apply to any business combination (as defined in such law from time to time) of the Corporation with any interested shareholder (as defined in such law from time to time) of the Corporation.

FIFTH.                                             The name and place of residence of the incorporator are as follows: Thomas E. Lowther, Suite 1700, 515 Olive Street, St. Louis, Missouri 63101.

SIXTH.                                           The number of directors shall be fixed by, or in the manner provided in, the Bylaws of the Corporation. Directors need not be shareholders of the Corporation unless the Bylaws of the Corporation require them to be shareholders.

With respect to the election of directors, cumulative voting is not permitted and, thus, no shareholder entitled to vote in the election of directors shall have the right to cast as many votes in the aggregate as shall equal the number of votes held by the shareholder in the

Corporation, multiplied by the number of directors to be elected at the election, for one candidate, or distribute them among two or more candidates.

SEVENTH.                         The duration of the Corporation is perpetual.

EIGHTH.                                   The original Bylaws of the Corporation shall be adopted in any manner provided by law. Thereafter, unless otherwise required by law, the Bylaws of the Corporation may from time to time be altered, amended or repealed, or new Bylaws may be adopted, in any of the following ways: (i) by the affirmative vote, at any annual or special meeting of the shareholders, of the holders of a majority of the outstanding shares of stock of the Corporation entitled to vote with respect thereto; or (ii) by resolution adopted by a majority of the full Board of Directors at a meeting thereof; or (iii) by unanimous written consent of all the shareholders entitled to vote with respect thereto or all the directors in lieu of a meeting; provided, however, that the power of the directors to alter, amend, or repeal the Bylaws, or to adopt new Bylaws, may be denied as to any Bylaws or portion thereof enacted by the shareholders if at the time of such enactment the shareholders shall so expressly provide.

NINTH.                                         The Corporation may agree to the terms and conditions upon which any director, officer, employee or agent accepts such person’s office or position and in its Bylaws, by contract, or in any other manner, may agree to indemnify and protect any director, officer, employee or agent of the Corporation, or any person who serves at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise, to the fullest extent from time to time permitted by the laws of the State of Missouri.

Without limiting the generality of the foregoing provisions of this Article NINTH, to the fullest extent permitted or authorized by the laws of Missouri as now in effect and as the same may from time to time hereafter be amended, including without limitation the provisions of Section 351.055(9) of The General and Business Corporation Law of Missouri, no director of the Corporation shall be personally liable to the Corporation or to its shareholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of the immediately preceding sentence shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to or at the time of such repeal or modification.

TENTH.                                       The books of the Corporation (except any books required to be kept in the State of Missouri, pursuant to the laws thereof) may be kept at any place within or without the State of Missouri.

ELEVENTH.                  Except as may be otherwise provided by statute, the Corporation shall be entitled to treat the registered holder of any shares of the Corporation as the owner of such shares and of all rights derived from such shares for all purposes and the Corporation shall not be obligated to recognize any equitable or other claim to or interest in such shares or rights on the part of any other person, including, but without limiting the generality of the term “person” to, a purchaser, pledgee, assignee or transferee of such shares or rights, unless and until such person becomes the registered holder of such shares. The foregoing shall apply whether or not the Corporation shall have either actual or constructive notice of the claim by or the interest of such person.

TWELFTH.                     The Corporation reserves the right to alter, amend or repeal any provision contained in these Articles of Incorporation in the manner now or hereafter permitted or prescribed by the statutes of Missouri, and all rights and powers conferred herein are granted subject to this reservation.